Exhibit 99.11

Two More Advertising Agencies Join WWW.PAZOO.COM Bringing Several Thousand More Advertisers And Dramatically Increasing Earnings/CPM

CEDAR KNOLLS, N.J., September 18, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that two more advertising providers are being added to www.pazoo.com, bringing several thousand more advertisers to the site.  These new advertising agencies will be adding different types of advertising products including the higher earning Rich/Enhanced Media. Where the Rich Media is placed on the site will result in eCPMs for the Rich Media to garnish an expected $1.25, up 100% from the approximately $0.60 we currently see in those spots.  Also of significance is the eCPM for Video ads will jump 66% from $3.00 to $5.00.

With the addition of more advertising providers, Pazoo has now been recognized by the advertising community as a favorable online environment for advertisers to reach consumers. However, there is still a tremendous amount of upside in the eCPMs that can be achieved from both banner and video ads. Additionally, Pazoo is just putting the finishing touches on its large scale marketing and advertising campaign to begin shortly which should dramatically increase the amount of visitors to www.pazoo.com.

CEO of Pazoo, Inc., David Cunic stated, "We have stated before that we see the path to profitability in front of us. However, it is no longer just a vision. The numbers we knew we needed to achieve on eCPM’s is now becoming a reality. With the implementation of our marketing plan just about to start, we feel that reaching break even, and then profitability, is just around the corner.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: September 18, 2013